UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2010

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 1, 2010, Aeolus Pharmaceuticals, Inc. and its wholly-owned subsidiary, Aeolus Sciences, Inc. (collectively, the “Company”), entered into a Consulting Agreement (the “Consulting Agreement”) with Dr. Brian J. Day, the Company’s Chief Scientific Officer. Pursuant to the Consulting Agreement, Dr. Day will be entitled to receive a monthly consulting fee of $11,500 and may also be granted cash bonuses for his contributions to the Company. Dr. Day’s monthly consulting fee will increase to $12,500 when and if, during the term of the Consulting Agreement, the Company obtains at least $5,000,000 in funding through either a capital raising transaction, partnership or contract award.  In addition, Dr. Day will be granted a stock option to purchase 50,000 shares of Aeolus Pharmaceuticals, Inc.’s common stock with an exercise price equal to the closing stock price on the date of grant.  The option will vest at a rate of 4,167 shares per month as long as Dr. Day continues to be a consultant to, or an employee of, the Company, except in the case of a Sale of the Company (as defined below), in which case the option shall fully vest and be immediately exercisable.  For purposes of the Consulting Agreement, a “Sale of the Company” is defined as a merger, business combination, reorganization, recapitalization or other transaction which results in the stockholders of the Company who own at least 50% of the Company’s voting control immediately prior to such transaction owning less than 50% of the surviving entity’s voting control immediately after such transaction, and/or a sale, transfer, lease or other disposition in any transaction or series of transactions of all or substantially all of the assets of the Company.

Pursuant to the Consulting Agreement, Dr. Day will also be entitled to receive a cash bonus of $30,000 and be granted a stock option to purchase an additional 25,000 shares of Aeolus Pharmaceuticals, Inc.’s common stock with an exercise price equal to the closing stock price on the date of grant when and if, during the term of the Consulting Agreement: (1) the Company executes definitive agreements representing the earliest to occur of: (a) a development or partnership with another life sciences company for the joint development or commercialization of any of the Company’s owned or in-licensed patent rights, or (b) a Sale of the Company; or (2) the Company files an Investigational New Drug application for a new compound in the Company’s drug candidate pipeline with the U.S. Food and Drug Administration.  All options granted pursuant to the foregoing sentence shall vest six months as long as Dr. Day continues to be a consultant to, or an employee of, the Company, except in the case of a Sale of the Company, in which case the option shall fully vest and be immediately exercisable.

The term of the Consulting Agreement commenced on December 1, 2010 and will continue for an initial term of one year expiring on November 30, 2011, which may be extended upon mutual agreement of the parties.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit #	Description
10.1	Consulting Agreement dated December 1, 2010 by and among Aeolus Pharmaceuticals, Inc., Aeolus Sciences, Inc. and Brian J. Day.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2010	AEOLUS PHARMACEUTICALS, INC.

/s/ John L. McManus
John L. McManus
President and Chief Executive Officer